RELEASE AGREEMENT

March 31, 2005

Westernbank Puerto Rico
268 Munoz Rivera Avenue
Westernbank World Plaza Suite 600
Hato Rey, Puerto Rico 00919

Gentlemen:

This letter agreement refers to the proposed financing arrangements between Westernbank Puerto Rico (the “Bank”) and Inyx, Inc.(“Inyx”), Inyx Pharma, Ltd.(“Inyx Pharma”) and Inyx USA, Ltd. (“Borrowers”), pursuant to which the Bank may make loans and advances and may provide other financial accommodations to the Borrowers.

Laurus Master Fund, Ltd. (the “Creditor”) has made loans or granted other financial accommodations to the Inyx and Inyx Pharma and certain of their affiliates as described on, and in the unpaid amounts shown on, Schedule 1 hereto (the “Debt”). The Debt is (a) represented or evidenced by those instruments described on Schedule 1 hereto and by no others( the “Instruments”) and (b) secured by liens and security interests (collectively the “Liens”) in certain assets of Inyx, Inyx Pharma and their affiliates, described on Schedule 1 hereto and by no others. Creditor represents and warrants to the Bank that the information contained in Schedule 1 hereto to be true, correct and complete.

For good and valuable consideration paid to Creditor, the receipt and sufficiency of which are hereby acknowledged, Creditor hereby agrees as follows:

1. Release. (a) Except for the Borrowers’ obligations with respect to any (i) applicable registration rights granted to the Creditor and (ii) warrants issued to the Creditor (collectively, the “Continuing Rights”), all financing, guaranty, lien and security arrangements relating to the Debt between Inyx, Inyx Pharma and any of their affiliates and Creditor are hereby terminated, cancelled and of no further force and effect and none of such persons shall have no further obligations, duties, liabilities, or responsibilities to the Creditor, in respect of the Debt or otherwise.

(b) Inyx and Inyx Pharma hereby release, discharge and acquit Creditor, its officers, directors, agents and employees and its and their respective successors and assigns, from all obligations and any and all claims, demands, debts, accounts, contracts, liabilities, actions and causes of action, whether in law or in equity, that Borrower at any time had or has, or hereafter can or may have against Creditor, its officers, directors, agents or employees and its and their respective successors and assigns relating to the Debt and/or the Instruments.

(c) Except for the Continuing Rights, Creditor hereby releases, discharges and acquits Inyx, Inyx Pharma their affiliates, their respective officers, directors, agents and employees and their respective successors and assigns from all obligations and any and all claims, demands, debts(including the Debt), accounts, contracts, liabilities, actions and causes of action whether in law or in equity that Creditor at any time had or has, or hereafter can or may have against any of such persons and its and their respective successors and assigns.

2. Transfers. Creditor hereby transfers, assigns and delivers, effective as of the date hereof, to the Bank all right, title and interest of Creditor in and to (a) the Instruments, duly endorsed for cancellation, without recourse and (b) all security given by Inyx, Inyx Pharma and any other person, for the Debt, without recourse, free and clear of all liens, claims, charges and encumbrances in favor of Creditor.

3. Further Assurances. At the request of the Bank, at Borrowers’ expense, Creditor agrees to execute and deliver termination statements, cancellation documents, bills of transfer, assignments and such other and further documents and instruments reasonably acceptable to the Bank, as may be reasonably requested by the Bank in order to effect or evidence more fully the matters covered hereby, to assign, transfer and deliver to the Bank the Instruments and to release and terminate all liens and security interests of Creditor on or with respect to any assets and properties of Inyx, Inyx Pharma and any of their affiliates. Concurrently herewith, Creditor will deliver to the Bank (a) UCC termination or assignment statements, (b) certified copies of lien documents and instruments relating to the liens of Creditor on the assets and properties of Inyx, Inyx Pharma and any other person as security for the Debt, (c) instruments sufficient to effect the cancellation and termination of all such liens and (d) the Instruments.

4. Retained Obligations. Creditor represents and warrants to the Bank that none of the Debt has been guaranteed, secured or collateralized by any assets other than those of Inyx and Inyx Pharma, Ltd. as shown on Schedule 1 hereto and Creditor has not retained any such security.

5. Effectiveness. This agreement and Creditor’s releases and terminations contained herein, shall be subject to the receipt by Creditor of the amount of the Debt plus accrued interest at the rate of $2,680.79 per day for each day after (but not including) March 31, 2005, by wire transfer from the Bank of federal funds, to the account of Creditor, specified in Schedule 2 hereto.

Very truly yours, Laurus Master Fund, Ltd.

By:	/s/ Eugene Grin
Eugene Grin
Director

The foregoing is agreed to as of the date thereof and Borrowers hereby irrevocably instruct the Bank to pay, at Borrowers’ cost and expense, to the Creditor on the date hereof, by wire transfer of federal funds the amount of the Debt plus accrued interest at the rate of $2,680.79 per day for each day after (but not including) March 31, 2005.

Inyx, Inc.

By:	/s/ Jack Kachkar
Jack Kachkar
Director

Inyx USA, Ltd.

By:	/s/ Jack Kachkar
Jack Kachkar
Director

Inyx Pharma, Ltd.

By:
Jack Kachkar
Authorized Representative

Westernbank Puerto Rico

By:	/s/ Miguel A.Vazquez
Miguel A.Vazquez
President Business Credit Division

CODE: RELEASE AGREEMENT - Laurus-4-3-29

RELEASE AGREEMENT

Schedule 1

Total Debt to be paid to Laurus in cash on March 31, 2005:    $12,364,174.53

Debt represented and evidenced by:

The Secured Revolving note dated December 30, 2003 made by INYX, INC., a Nevada corporation (the “Borrower”) in favor of Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”) in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (as amended, modified or supplemented from time to time).

The Minimum Borrowing Note in the original principal amount of One Million Dollars ($1,000,000), dated as of December 30, 2003 (as amended, modified and/or supplemented from time to time) in favor of Laurus.

The Convertible Term Note in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000), dated as of October 29, 2003 (as amended and restated, further amended, modified and/or supplemented from time to time).

Debt secured by a first priority perfect security interest in all the assets of INYX, INC. and INYX Pharma, Ltd. and a stock pledge of all the capital stock of INYX Pharma, Ltd.

Schedule 2

WIRING INSTRUCTIONS FOR LAURUS MASTER FUND AT NORTH FORK BANK

BANK:	NORTH FORK BANK

NEW YORK, NY

ABA #:	021407912

ACCOUNT NAME:	LAURUS MASTER FUND

ACCOUNT NUMBER:	2704050281

REFERENCE:	IYXI